ARTICLES OF AMENDMENT TO
                          THE ARTICLES OF INCORPORATION
                                       OF
                          TELSCAPE INTERNATIONAL, INC.


     Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act (the "Act"), the undersigned corporation hereby adopts the following Articles of Amendment to its Articles of Incorporation:

                                       I.
     The name of the corporation is Telscape International, Inc. (the "Corporation").

                                       II.

     On June 2, 2000, the Board of Directors of the Corporation adopted resolutions setting forth the following amendments to Articles IV and V, respectively, of the Corporation's Articles of Incorporation, as amended, directing that such amendments be submitted to a vote at the Annual Meeting of the Shareholders.

     The first amendment alters or changes Article IV of the original Articles of Incorporation, as amended, and the initial paragraph of Article IV shall be as follows:

                                   "ARTICLE IV

                                     SHARES
                                     ------

          The aggregate number of shares which the Corporation has authority to issue is (i) One Hundred Million (100,000,000) shares of Common Stock, $.001 par value per share (Common Stock) and (ii) Ten Million (10,000,000) shares of Preferred Stock, $.001 par value (Preferred Stock), One Million (1,000,000) shares of which are designated as Series A Preferred Stock and Three Hundred Eighty Thousand (380,000) are designated as Series B Non-Voting, Non-Participating Preferred Stock, $.001 par value per share."


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     The  second  amendment alters or changes Article V of the original Articles of Incorporation, as amended, and the full text of Article V shall be as follows:

                                   "ARTICLE V

                                PREEMPTIVE RIGHTS
                                -----------------

          Unless otherwise authorized by the Board of Directors, no shareholder of the Corporation shall have preemptive rights to purchase or subscribe to any shares of any class or any notes, debentures, options, warrants or other securities, now or hereafter authorized."

                                      III.

     The number of shares of the Corporation outstanding at the time of the adoption of the foregoing amendment was 8,081,708; and the number of shares outstanding on the record date and entitled to vote thereon was 8,081,708.

                                       IV.

     The number of shares voted for the amendment of Article IV was 5,234,296 and the number of shares voted against such amendment was 266,350. The number of shares voted for the amendment of Article V was 5,234,296 and the number of shares voted against such amendment was 266,350.

                                       V.

     The foregoing amendments do not involve any exchange, reclassification or cancellation of issued shares of the Corporation.

                                       VI.

     The foregoing amendments do not effect a change in the amount of stated capital of the Corporation.


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     IN  WITNESS  WHEREOF,  the  undersigned  has  executed  these  Articles  of
Amendment  on  behalf  of  the  Corporation  as  of  the  2nd day of June, 2000.

                                            TELSCAPE  INTERNATIONAL,  INC.

                                            By:_________________________________
                                                 Todd  M.  Binet,  President


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